Exhibit 99.1

FOR IMMEDIATE RELEASE

PHX Minerals Board of Directors Unanimously Rejects Unsolicited Proposal from

WhiteHawk Income Corporation

FORT WORTH, Texas, Aug. 15, 2023 – PHX MINERALS INC., “PHX” or the “Company” (NYSE: PHX), today confirmed that its board of directors (the "Board") previously received, thoroughly reviewed and rejected an unsolicited, non-binding proposal from WhiteHawk Income Corporation ("WhiteHawk") to combine with PHX in a stock-for-stock transaction.

The Board reiterates that it is open to and regularly evaluates opportunities to enhance stockholder value. Using a consistent process and valuation methodology that PHX has utilized to evaluate over 150 potential acquisitions since 2020, the Board carefully considered WhiteHawk’s offer. Following this comprehensive review, the Board unanimously determined that the proposal: (1) is grossly inadequate in terms of the value offered to PHX and its stockholders; (2) overstates the value of WhiteHawk’s assets; and (3) is highly dilutive to PHX stockholders. As such, the Board determined that the WhiteHawk proposal is not an appropriate basis for engagement and is not in the best interest of stockholders.

"Our Board is committed to driving value for all stockholders and evaluates all opportunities that can help achieve that goal," said Mark T. Behrman, Chairman of the Board. "We recognize the time and effort WhiteHawk dedicated to presenting its proposal, but after a very thorough evaluation we do not believe it would be in the best interests of our stockholders to explore this opportunity further.”

The full text of PHX’s letter to WhiteHawk, transmitted at 9:00 am ET on Aug. 15, 2023, is as follows:

August 15, 2023

WhiteHawk Income Corporation

Attn: Daniel C. Herz, Chairman and Chief Executive Officer

2000 Market Street, Suite 910

Philadelphia, PA 19103

Re: Proposal from WhiteHawk Income Corporation

Dear Mr. Herz:

The Board of Directors (the “Board”) of PHX Minerals Inc. (“PHX”) received the letter dated August 9, 2023 sent on behalf of WhiteHawk Income Corporation (“WhiteHawk”). The letter proposed a stock-for-stock exchange to form WhiteHawk Minerals Corporation, the ownership of which would be held approximately 39%

by WhiteHawk and 61% by PHX stockholders. This proposal remains materially unchanged from the initial unsolicited proposal sent to the Board on May 31, 2023 and the revised proposal sent on June 20, 2023 (collectively referred to herein as the “Proposal”). After extensive review, including technical and business analysis of both the Proposal and the diligence materials WhiteHawk provided and after numerous meetings and discussions with the Board, the Board unanimously concluded that the Proposal: (1) is grossly inadequate in terms of the value offered to PHX and its stockholders; (2) overstates the value of WhiteHawk’s assets; and (3) is highly dilutive to and not in the best interests of PHX and its stockholders. PHX expressed these conclusions to WhiteHawk management via a letter dated July 27, 2023. The Board continues to firmly hold this view.

Following receipt of your initial proposal, PHX requested additional technical information from WhiteHawk, including reserve reports, shape files with the locations of WhiteHawk’s assets, and WhiteHawk’s financial models, which you made available. PHX’s management and technical teams then conducted a thorough evaluation of the materials provided from a geologic, engineering, and financial standpoint, utilizing the same evaluation process and methodology that PHX has applied in evaluating over 150 potential acquisitions since 2020, resulting in 66 transactions on which PHX has closed during this period for an aggregate consideration of $114 million.

Since the beginning of 2020, PHX’s stated strategy has been focused on growing royalty reserves and production volumes on an accretive basis, while steadily increasing its dividend rate. During this timeframe, PHX has grown royalty reserves by over 130%, annual royalty production volumes by over 145% and increased its dividend to stockholders by 125%. This is a direct result of PHX’s stated strategy, which is supported by our internal rigorous acquisition evaluation process and in which the board believes management is executing successfully.

PHX’s methodology focuses on the quality of any potential mineral acquisition from a geologic and engineering standpoint to determine value potential while minimizing development timing risk, taking into account the geographic locations and the development pace of the operators controlling the assets, in order to develop a risk-adjusted rate of return profile. PHX’s evaluation of the WhiteHawk assets yielded a valuation substantially below the value you asserted in the Proposal. In reaching this conclusion, PHX applied consistent valuation techniques in analyzing both the WhiteHawk assets and the PHX assets. Based on relative asset values, the 61%/39% ownership split contained in the Proposal significantly understates the value of the PHX assets and overstates the value of the WhiteHawk assets. Even taking into account the proposed one-time $0.20 per share special cash dividend to PHX stockholders, the Proposal significantly undervalues PHX and its future prospects. This is especially true when considering that the proposed dividend would be funded using PHX’s own available liquidity.

Importantly and for context, PHX had already methodically evaluated the WhiteHawk assets in 2021 and 2022, when these asset packages were being widely marketed for sale. After careful evaluation using the same process and methodology that PHX applies to all potential acquisitions, PHX elected not to bid on most of these assets, submitting a bid on only a small percentage that PHX had an interest in acquiring, but which were ultimately sold to a higher bidder. The conclusion to be drawn is that based on PHX’s rigorous methodology for valuing mineral assets, the majority of the assets that WhiteHawk acquired did not meet PHX’s criteria in 2021 and 2022, even in a significantly higher commodity price environment.

Despite our prior evaluation, as prompted by your Proposal, PHX went through the process of thoroughly evaluating these assets again. Based on these results, the Board has determined that your Proposal significantly overstates the value of the WhiteHawk assets and assigns a grossly insufficient value to PHX. Notably, PHX’s acquisition track record and annual royalty reserve and production volume growth demonstrate that assets PHX acquires convert to production relatively quickly. Management and the Board believe the majority of the WhiteHawk assets will not be developed and convert to production at the same rate, adding risk and uncertainty in a combined portfolio of PHX and WhiteHawk assets.

The PHX Board has carefully considered your Proposal, utilized PHX’s extensive technical capabilities and dedicated significant time and efforts to evaluate the WhiteHawk assets. The Board and PHX management are aligned with our PHX stockholders and focused on their best interests. The Board recognizes the time and effort WhiteHawk has dedicated to presenting this Proposal. However, there is a wide disparity between management’s valuation, which the Board fully agrees with, and the valuation of WhiteHawk’s assets that you have asserted in the Proposal. Given the current environment and the availability of high-quality assets at practical valuations in our target regions that would be accretive to PHX’s existing asset base, the Board remains focused on our stated strategy. Therefore, continuing discussions with WhiteHawk would be unproductive and without merit.

On behalf of the Board of Directors,

By:	/s/ Mark T. Behrman
Name:	Mark T. Behrman
Title:	Chairman

PHX Minerals Inc. (NYSE: PHX) Fort Worth-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core focus areas. PHX owns mineral acreage principally located in Oklahoma, Texas, Louisiana, North Dakota and Arkansas. Additional information on the Company can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect PHX’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: the Company’s ability to execute its business strategies; the volatility of realized natural gas and oil prices; the level of production on the Company’s properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; the Company’s ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which the Company invests; and other economic, competitive, governmental, regulatory or technical factors affecting properties, operations or prices. Although the Company believes expectations reflected in these and other forward-looking statements are reasonable, the Company can give no assurance such expectations will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Rob Fink / Stephen Lee

FNK IR

646.809.4048

PHX@fnkir.com

Corporate Contact:

405.948.1560

inquiry@phxmin.com